UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 14, 2009

Kaiser Aluminum Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-52105	943030279
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

27422 Portola Parkway, Suite 350, Foothill Ranch, California		92610
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-614-1740

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.06 Material Impairments.

On January 14, 2009, Kaiser Aluminum Corporation (the "Company") announced that it expects to be required under generally accepted accounting principals to fully impair its equity investment in Anglesey Aluminium Metal Ltd. ("Anglesey") in its fourth quarter 2008 results. As set forth in the press release attached hereto as Exhibit 99.1 and incorporated herein by reference, the Company expects Anglesey, jointly owned by the Company and Rio Tinto Alcan ("Rio Tinto"), to fully curtail its smelting operations at the end of September 2009 when its current power contract expires. Anglesey has worked intensively with United Kingdom government authorities and agencies to find a sustainable alternative to the power supply needs of the smelter but has been unable to reach a feasible solution. In addition, Anglesey is obligated to contribute to the Rio Tinto pension plan in which Anglesey participates, make certain redundancy payments and is potentially exposed to higher pension contributions following recent declines in the value of the assets held by the Rio Tinto pension plan. As a result of Anglesey’s inability to obtain affordable power for its smelting operations after September 2009, the resulting expected curtailment of smelting operations, the growing uncertainty with respect to the future of Anglesey’s operations, and Anglesey’s cash requirements, the Company expects to fully impair its 49% equity investment in Anglesey in its fourth quarter 2008 results. The Company’s investment in Anglesey was $37.6 million as of September 30, 2008, and, after recognition of Anglesey’s fourth quarter results, the full impairment charge is expected to be $37.8 million, subject to the final review by the Company’s independent registered public accountants. Neither the curtailment of the smelting operations nor the related impairment is expected to require the Company to make future cash investments in Anglesey.

Item 9.01 Financial Statements and Exhibits.

99.1 - Press Release dated January 14, 2009.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kaiser Aluminum Corporation

January 14, 2009	By:	/s/ John M. Donnan

Name: John M. Donnan
Title: Senior Vice President, Secretary and General Counsel

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 14, 2009.